UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              GENERAL FINANCE CORP.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    369822101
                                 (CUSIP Number)

                                 AUGUST 10, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)




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CUSIP No. 369822101                                      13G/A                            Page 2 of 6 Pages
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
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          NEIL GAGNON

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2.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
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3.        SEC USE ONLY



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4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

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------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       5.
      SHARES              SOLE VOTING POWER                                                                   467,187
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     6.
     OWNED BY             SHARED VOTING POWER                                                                 158,577
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         7.
    REPORTING             SOLE DISPOSITIVE POWER                                                              457,642
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     8.
                          SHARED DISPOSTIVE POWER                                                             656,872
------------------- ----- --------------------------------------------- ----------------------------------------------
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9.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      1,114,514
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10.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
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11.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                    10.61%
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12.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
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CUSIP No. 369822101                                      13G/A                             Page 3 of 6 Pages
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ITEM 1.
        (a) Name of Issuer: GENERAL FINANCE CORP.

        (b) Address of Issuer's Principal Executive Offices:

                 260 SOUTH LOS ROBLES
                 SUITE 217
                 PASADENA, CA 91101

ITEM 2.
        (a) Name of Person Filing: NEIL GAGNON

        (b) Address of Principal Business Office or, if none, Residence:

            1370  AVE. OF THE AMERICAS, SUITE 2400
            NEW YORK, NY 10019

        (c) Citizenship:
            US

        (d) Title of Class of Securities:
            COMMON STOCK, PAR VALUE $0.0001 PER SHARE

        (e) CUSIP Number: 26150J101



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
        (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
        (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
        (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).





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CUSIP No. 369822101                                      13G/A                             Page 4 of 6 Pages
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ITEM 4.          OWNERSHIP.


          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                              As of August 17, 2007, Neil Gagnon beneficially
                              owned 1,114,514 shares of Common Stock of General
                              Finance Corp., which amount includes (i) 157,572
                              shares beneficially owned by Mr. Gagnon over which
                              he has sole voting power and sole dispositive
                              power; (ii) 8,390 shares beneficially owned by Mr.
                              Gagnon over which he has sole voting power and
                              shared dispositive power; (iii) 95,777 shares
                              beneficially owned by Lois Gagnon, Mr. Gagnon's
                              wife, over which he has shared voting power and
                              shared dispositive power; (iv) 1,850 shares
                              beneficially owed by Mr. Gagnon and Mrs. Gagnon as
                              Joint Tenants with Rights of Survivorship, over
                              which he has shared voting power and shared
                              dispositive power; (v) 23,955 shares held by the
                              Lois E. and Neil E. Gagnon Foundation (the
                              "Foundation"), of which Mr. Gagnon is a trustee
                              and over which he has shared voting power and
                              shared dispositive power; (vi) 36,995 shares held
(a) Amount beneficially       by the Gagnon Family Limited Partnership (the
    owned:                    "Partnership") of which Mr. Gagnon is a partner
                              and over which he has shared voting power and shared dispositive power; (vii) 31,500 shares held by the Gagnon Grandchildren Trust (the "Trust") over which Mr. Gagnon has shared dispositive power but no voting power; (viii) 298,765 shares held by four hedge funds (collectively, the "Funds"), of which Mr. Gagnon is either the principal executive officer of the manager or the managing member of a member of the general partner or the managing member and over which he has sole dispositive power and sole voting power; (ix) 1,605 shares held by the Gagnon Securities LLC Profit Sharing
                              Plan and Trust (the "Plan") of which Mr. Gagnon is a Trustee and over which Mr. Gagnon has sole voting power and sole dispositive power; (x) 1,155 shares held by the Plan over which Mr. Gagnon has sole voting power and shared dispositive power;
                              and (xi) 648,874 shares held for certain customers of Gagnon Securities LLC, of which Mr. Gagnon is the managing member and the principal owner and over which he has shared dispositive power but no voting power.

(b) Percent of class:         10.61% beneficially owned by Mr. Gagnon.
                              Calculation of percentage of beneficial ownership is based on 10,500,000 shares of Common Stock as reported by the Issuer.


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CUSIP No. 369822101                                      13G/A                             Page 5 of 6 Pages
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     (c)       Number of shares as to which the person has:
                   (i) Sole power to vote or to direct the vote:
                                                                                               467,187
                   (ii) Shared power to vote or to direct the vote:
                                                                                               158,577
                  (iii) Sole power to dispose or to direct the disposition of:
                                                                                               457,642
                   (iv) Shared power to dispose or to direct the disposition of:
                                                                                               656,872

ITEM 5-9         Not Applicable

Filing of this statement by Mr. Gagnon shall not be deemed an admission that he beneficially owns the securities reported herein as held in customer accounts at Gagnon Securities LLC or by the Foundation, the Partnership, the Trust, the Funds or the Plan. Mr. Gagnon expressly disclaims beneficial ownership of all securities held in such customer accounts or by the Foundation, the Partnership, the Trust, the Funds or Plan. No single client's interest as reported in the customer accounts at Gagnon Securities LLC exceeds 5% of the outstanding Common Stock of the Issuer.


ITEM 10.         CERTIFICATION

                 The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are
 (a) not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]


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CUSIP No. 369822101                                      13G/A                            Page 6 of 6 Pages
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                                                     SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              Date    AUGUST 17, 2007

                      /S/ NEIL GAGNON
                      ---------------
                      Signature

                      NEIL GAGNON
                      -----------
                      Name/Title



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
              CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
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